Exhibit 10.1

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made as and entered into as of October 30, 2020, by and between Retail Value inc., an Ohio corporation (“RVI”) and JDN DEVELOPMENT COMPANY, a Delaware corporation (“JDN Development”).

W I T N E S S E T H :

WHEREAS, prior to the date hereof, RVI and SITE Centers Corp., an Ohio corporation (“SITE”), caused their respective subsidiaries to enter into the following property management agreements (collectively, as amended, assigned or supplemented, the “Property Management Agreements”) in connection with certain property management services provided at the retail shopping centers owned by RVI: (i) that certain Amended and Restated Management and Leasing Agreement by and among the Owners (as defined therein) and DDR Asset Management LLC, dated as of February 14, 2018 [US REIT Owners]; (ii) that certain Amended and Restated Management and Leasing Agreement by and among the Owners (as defined therein) and DDR Asset Management LLC, dated as of February 14, 2018 [US Non-REIT Owners]; and (iii) that certain Amended and Restated Management and Leasing Agreement by and among the Owners (as defined therein), DDR Asset Management LLC and DDR PR Ventures II LLC, dated as of February 14, 2018 [Puerto Rico Owners];

WHEREAS, pursuant to each of the Property Management Agreements, the monthly management fee (the “Management Fee”) payable thereunder is determined on January 1 and July 1 of each year (each a “Determination Date”) based on Gross Revenues received from all Properties during the three-month period immediately preceding the Determination Date (including Properties disposed of during or subsequent to such period) and is payable by the Owners on the Determination Date and on the first day of each month thereafter occurring prior to the next Determination Date;

WHEREAS, in recognition of the uncertain level of Gross Revenues to be received by the Owners during the three-month period preceding July 1, 2020 due to the impact of the COVID-19 pandemic on tenant rent collections and the resulting impact on the level of Management Fees applicable to the six-month period beginning on July 1, 2020,  RVI and JDN Development entered into an Agreement, dated April 29, 2020 (the “Original Agreement”), which provided for a supplemental fee to be paid to JDN Development during the final six months of 2020 based on the difference, if any, between the monthly Management Fees calculated on July 1, 2020 in accordance with the Property Management Agreements and the average monthly Management Fees paid in 2019;

WHEREAS, in recognition of the continuing uncertainty caused by the COVID-19 pandemic and the expectation that the COVID-19 pandemic will continue to have an adverse impact on the level of Gross Revenues received by the Owners during the three-month period ending December 31, 2020, RVI and JDN Development have agreed to amend and restate the Original Agreement in its entirety in order to extend the supplemental fee arrangement provided therein to apply to the six-month period beginning on January 1, 2021;

WHEREAS, capitalized terms not defined herein shall have the meaning given to such terms in the Property Management Agreements.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Agreed Fee.

a.July 2020 Through December 2020. If the aggregate monthly Management Fee calculated on July 1, 2020 is less than the aggregate of the monthly base amounts set forth on Schedule I attached hereto, which aggregate amount is Seven Hundred Eighty-Nine Thousand One Hundred Twenty-Six Dollars (the “Schedule I Base Amount”), then RVI shall pay to JDN Development an amount equal to the Schedule I Base Amount minus such Management Fee (such difference, the “2H 2020 Agreed Fee”). To the extent payable, the 2H 2020 Agreed Fee shall be paid monthly by RVI to JDN Development on July 1, 2020 and on the first day of each calendar month thereafter occurring prior to and including December 1, 2020, simultaneously with the payment of the Management Fee by the Owners to the applicable Property Manager. In the event any adjustments are made to the Management Fee following July 1, 2020 in accordance with Section 5.1(b) of the Property Management Agreements, the 2H 2020 Agreed Fee shall be modified to reflect such adjustment with any resulting excess or shortfall in the originally calculated 2H 2020 Agreed Fee to be deducted from or added to the next succeeding calendar month as appropriate.

b.January 2021 Through June 2021. If the aggregate monthly Management Fee calculated on January 1, 2021 is less than the aggregate of the monthly base amounts set forth on Schedule II attached hereto, which aggregate amount is Seven Hundred Thirty-Seven Thousand Three Hundred Seventy-Seven Dollars (the “Schedule II Base Amount”), then RVI shall pay to JDN Development an amount equal to the Schedule II Base Amount minus such Management Fee (such difference, the “1H 2021 Agreed Fee”). To the extent payable, the 1H 2021 Agreed Fee shall be paid monthly by RVI to JDN Development on January 1, 2021 and on the first day of each calendar month thereafter occurring prior to and including June 1, 2021, simultaneously with the payment of the Management Fee by the Owners to the applicable Property Manager. In the event any adjustments are made to the Management Fee following January 1, 2021 in accordance with Section 5.1(b) of the Property Management Agreements, the 1H 2021 Agreed Fee shall be modified to reflect such adjustment with any resulting excess or shortfall in the originally calculated 1H 2021 Agreed Fee to be deducted from or added to the next succeeding calendar month as appropriate.

c.For the avoidance of doubt, any 2H 2020 Agreed Fee and 1H 2021 Agreed Fee paid by RVI to JDN Development shall not constitute an additional Management Fee.  Further, any fees payable under Sections 5.2 and 5.3 of the Property Management Agreements shall not be considered Management Fees or considered in calculating the 2H 2020 Agreed Fee or the 1H 2021 Agreed Fee.

d.Nothing in this Agreement shall in any way amend, modify or otherwise change any of the terms, conditions, rights or obligations in the Property Management Agreements or that certain External Management Agreement, dated as of July 1, 2018, by and between RVI and DDR Asset Management LLC (as amended, assigned or supplemented, the “EMA”).

2.Term. This Agreement shall terminate on June 30, 2021.

3.Miscellaneous.

a.Notices.  All notices, requests or other communications given under this Agreement shall be provided in accordance with the notice requirements of the EMA.

b.Assignment.  Neither party may assign any of its rights or obligations under this Agreement without the other party’s prior written consent, provided, however JDN Development

(and any as successor or assign of JDN Development’s interest under this Agreement) shall have the right to assign all or any portion of its interest under this Agreement (or the right to receive the Agreed Fee hereunder) to any direct or indirect subsidiary of SITE, including DDR PR Ventures II, LLC.  In the event of such permitted assignment, the assignor of shall provide written notice of such assignment to RVI within 10 days following the effective date of such assignment.

c.Entire Agreement.  This Agreement amends and restates the Original Agreement in its entirety and constitutes and expresses the entire agreement of the parties hereto with regard to the subject matter covered and no agreements, warranties, representations or covenants not herein expressed shall be binding upon the parties.

d.Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

e.Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by electronic mail shall be valid and effective to bind the party so signing.

f.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

RVI:

RETAIL VALUE INC., an Ohio corporation

By: /s/ Scott D. Roulston

Name: Scott D. Roulston

Title:  Chairman of the Board

JDN DEVELOPMENT:

JDN DEVELOPMENT COMPANY, a Delaware corporation

By: /s/ David R. Lukes

Name: David R. Lukes

Title: President and Chief Executive Officer